UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 3, 2009
WHITE ELECTRONIC DESIGNS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Indiana	1-4817	35-0905052

(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

3601 E. University Drive, Phoenix, Arizona	85034

(Address of Principal Executive Offices)	(Zip Code)
(602) 437-1520
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT	1

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS	1

SIGNATURES	2

EXHIBIT INDEX
EX-10.1
EX-99.1

ITEM 1.01. Entry Into a Material Definitive Agreement
     On April 3, 2009, the Company entered into an Asset Purchase Agreement between White Electronic Designs Corporation (the “Company”), Panelview, Incorporated, VIA optronics GmbH and VIA optronics, LLC (“Asset Purchase Agreement”) to sell certain operating assets of its Display Systems Division (“DSD”) to the U.S. subsidiary of VIA optronics GmbH (“VIA”), a German company. This transaction closed the same day as the execution of the Asset Purchase Agreement. The assets purchased pursuant to the Asset Purchase Agreement consist primarily of inventory, equipment, certain intellectual property, and other listed assets and were sold for approximately $2.3 million. Other non-operating net assets, including accounts receivable and residual liabilities, were retained by the Company to be settled in the normal course of business. In addition, the Asset Purchase Agreement provides for certain post-closing services to be provided by the Company during the transitional period of the DSD business.
The above description of the Purchase Agreement is qualified in its entirety by reference to the full terms and conditions of the Purchase Agreement, which is attached hereto at Exhibit 10.1 and incorporated herein by reference. The Company issued a press release on April 7, 2009, regarding the closing of the transaction on April 3, 2009, which is also attached hereto at Exhibit 99.1.
ITEM 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description

10.1	Asset Purchase Agreement Between White Electronic Designs Corporation, Panelview Incorporated, VIA optronics GmbH and VIA optronics, LLC, dated as of April 3, 2009

99.1	Press Release

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE ELECTRONIC DESIGNS CORPORATION
Date: April 7, 2009	By:	/s/ Roger A. Derse
Roger A. Derse
Interim Office of the President, Vice President, Chief Financial Officer